                                                                    EXHIBIT 99.1

                     IN THE SUPERIOR COURT OF FULTON COUNTY
                                STATE OF GEORGIA

George Tibaldi, On Behalf of Himself and        No. 2004CV82475
All Others Similarly Situated,

                    Plaintiff,                  CLASS ACTION

      vs.                                       VERIFIED SHAREHOLDER'S CLASS
                                                ACTION COMPLAINT FOR BREACH OF
EUGENE MILLER, EUGENE SANTA                     FIDUCIARY DUTY AND ABUSE OF
CATTARINA, JEROME GROSSMAN, M.D.,               CONTROL
BRYAN LANG, THOMAS F. STEPHENSON,
HOWARD COX, MICHAEL MIELE and                   DEMAND FOR JURY TRIAL
LANDACORP, INC.
                    Defendants.

         Plaintiff alleges upon information and belief, except for paragraph 1 hereof, which is alleged upon personal knowledge, as follows:

         1. Plaintiff owns and, at all relevant times has been the owner of the common stock of Landacorp, Inc. ("Landacorp" or the "Company"). Plaintiff brings this action individually, and as a class action on behalf of all other shareholders of Landacorp common stock, except Defendants and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant.

         2. Defendant Landacorp is a Delaware corporation and maintains its principal offices at 4151 Ashford Dunwoody Road, Suite 505, Atlanta, Georgia 30319. As of October 31, 2003, Landacorp had approximately 16.11 million shares of common stock outstanding.

         3. Landacorp provides population health management solutions to healthcare payer and delivery organizations. The Company's population health management solutions are identified under two solutions groups, Care Management and Medical Management Software. Landacorp's care management solutions help health plans and other payers identify and intervene with members who have health conditions such as asthma, diabetes and heart disease, and are at risk for potentially high-predicted expenditure outcomes associated with their condition. The Company's medical management software solutions help healthcare payers and hospitals and healthcare delivery systems manage the cost and care of their patients by documenting treatment, ensuring that clinical guidelines and government compliance requirements are met and by automating the workflow and processes surrounding care coordination activities.

         4. Defendant Eugene Santa Cattarina ("Cattarina") is the Chairman of the Board of Directors (the "Board") of Landacorp, and owns approximately 6.2% of Landacorp's outstanding common stock. Cattarina is a party to a lucrative separation agreement with Landacorp pursuant to which if he is terminated, or if a change of control situation occurs, he will be entitled to 100% of his base salary plus other benefits.

         5. Defendant Eugene Miller ("Miller") is the President, Chief Executive Officer, and a director of Landacorp. Miller owns approximately 1.4% of the Company's outstanding common stock. In 2002, Miller earned nearly $400,000 in salary and bonuses from Landacorp, and, in 2002, was granted options to purchase 120,000 shares of Landacorp common stock, bringing his total options to nearly 620,000.

         6. Defendant Jerome Grossman, M.D. ("Grossman") is a director of the Company. All of Grossman's stock options will become 100% vested in the event of a change of control of the Company.

         7. Defendant Bryan Lang ("Lang") is a director of the Company as well as its founder, Lang owns 4.2% of the Company's stock. Lang previously was Landacorp's Chief Executive Officer, from 1993 through 1998, and served as the Company's Chief Technology Officer from 1998 to 2001. Lang is still paid as a consultant to the Company. All of Lang's stock options will become 100% vested in the event of a change of control of the Company. Lang is also a party to a Settlement Agreement and Mutual Release with the Company, dated June 20, 2001, pursuant to which and in exchange for Lang's employment termination, the Company agreed: (i) to pay Lang severance of $16,045.22 per month for a period of nine months; (ii) to retain Lang as a consultant for a twelve month period subsequent to June 20, 2001 whereby Lang would provide services requested by the Company at a rate of $2,000 per day for no more than five days per calendar month; (iii) that 195,000 shares of Company common stock held by Lang subject to a repurchase right in favor of the Company shall be released from such right; (iv) that 37,500 of the 50,000 options granted to Lang in March 1999 were deemed vested and the remaining 12,500 unvested stock options were to vest at an accelerated rate of 1/12th per month for 12 months following June 20, 2001; and (iv) that the 50,000 options granted to Lang in October 2000 were deemed expired.

         8. Defendant Howard Cox ("Cox") is a director of the Company, and owns approximately 15.7% of the Company's stock individually and as the general partner of shareholder Greylock IX Limited Partnership ("Greylock"). All of Cox's stock options will become 100% vested in the event of a change of control of the Company.

         9. Defendant Michael Miele ("Miele") is a director of the Company, and owns 7% of the Company's stock. All of Miele's stock options will become 100% vested in the event of a change of control of the Company. In addition, Miele previously was landlord of the Company's business offices in Montclair, New Jersey, which was sold by Miele in January 2003. Further, Miele is a party to a Settlement Agreement and Mutual Release entered into with Landacorp, dated May 3, 2001, pursuant to which the Company agreed to: (i) pay Miele $16,667 per month for the period May 3, 2001 through October 31, 2001 and $29,167 per month for the period November 1, 2001 through October 31, 2003; and (ii) accelerate the vesting of Miele's outstanding options to purchase shares of the Company's Common Stock in exchange for Miele's: (a) resignation as a director of the Company and as the Company's Senior Vice President of Population Management; and (b) release of all claims arising out of his employment with the Company. Finally, Miele is a party to yet another Settlement Agreement and Mutual Release with the Company, dated March 13, 2002, pursuant to which Miele and other shareholders and optionholders of PatientCentrix, Inc. received from the Company: (i) a lump sum of $400,000; (ii) a reduction in the exercise price of Miele's outstanding options to purchase shares of the Company's Common Stock to $0.39 per share; and (iii) the election of Miele to the Company's Board of Directors effective March 13, 2002.

         10. Defendant Thomas F. Stephenson ("Stephenson") is a director of the Company. Stephenson owns approximately 15.9% of Landacorp's outstanding common stock individually and as the managing member of the general partner of Landacorp shareholder Sequoia Capital VII ("Sequoia"). All of Stephenson's stock options will become 100% vested in the event of a change of control of the Company.

         11. The individual defendants named above (the "Individual Defendants"), as officers and/or directors of Company, and who collectively own or control 50.4% of the Company's outstanding common stock, owe the highest fiduciary duties of good faith, loyalty, fair dealing, due care, and candor to Plaintiff and the other members of the Class (as defined below).

         12. The Individual Defendants, because of their positions of control and authority as directors of Landacorp, were able to and did, directly control the conduct complained of herein.

         13. The complaint's asserted claims are brought under applicable law requiring every director to act in good faith and in the best interest of their corporation and its shareholders.

         14. In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either (i) a change in corporate control, or (ii) a break-up of the corporation's assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for a corporation and its shareholders, and if such transaction will result in a change of corporate control, THE SHAREHOLDERS ARE ENTITLED TO RECEIVE A SIGNIFICANT PREMIUM. To diligently comply with these duties, the directors may not take any action that:

         (a) adversely affects the value provided to the corporation's shareholders;

         (b) will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

         (c) contractually prohibits them from complying with their fiduciary duties;

         (d) will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation's shareholders; and/or

         (e) will provide the directors with preferential treatment at the expense of, or separate from, the public shareholders.

         15. Defendants have negotiate a sale of Landacorp on terms that are designed to freeze Landacorp's public shareholders out of a large portion of the valuable assets and have agreed to a deal in which the Company's shareholders will receive a wholly unreasonable and inadequate $3.09 per share.

         16. Landacorp's shareholders have also been denied the fair process and arm's-length negotiated terms to which they are entitled in a sale of their Company. The officers and directors are obligated to MAXIMIZE shareholder value, not benefit themselves or another third party by structuring a preferential deal for themselves and/or the third party at the expense of Landacorp and its shareholders.

         17. The Individual Defendants are obligated to maximize the sale value of Landacorp. The Company's shareholders are being deprived of a fair and unbiased process to sell the Company and are especially hindered by the fact that the Individual Defendants own and/or control a majority of the Company's stock, Landacorp's shareholders are entitled to an opportunity to obtain maximum value and terms for their interests, without facing the threat of having an unconscionable merger forced upon them by virtue of the Individual Defendant's majority ownership of the Company.

         18. The Board members identified herein have irremediable positions of conflict and cannot be expected to act in the best interests of Landacorp's public shareholders in connection with the proposed sale of Landacorp, given that the Individual Defendants will receive, inter alia, substantial remuneration as a result of the consummation of the proposed transaction.

         19. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

                  (a) Adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to maximize shareholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Landacorp's public shareholders;

                  (b) Allow Landacorp shareholders to consider all offers for Landacorp, not just those which benefits Landacorp insiders; and

                  (c) Ensure that any acquisition proposal maximizes shareholder value and presents the best opportunity to all Landacorp shareholders.

                             JURISDICTION AND VENUE

         20. This Court has jurisdiction over this action because Landacorp has its principal executive offices in the State of Georgia and at least one Defendant is a resident of this State.

         21. Venue is proper in this Court because at least one Defendant is a resident of Fulton County.

         22. To the extent any of the Individual Defendants reside outside of Georgia, they are subject to jurisdiction pursuant to, inter alia, the United States Constitution and pursuant to Georgia's long-arm statute, O.C.G.A. Sections 9-10-91(2) and 9-10-91(3). Further, by and through their involvement as directors of Landacorp, the nonresident Individual Defendants, if any, have substantial contacts with the forum state through their systematic and continuous involvement as directors of Landacorp, which maintains a registered office within this State. Thus, the nonresident Individual Defendants, if any, by conducting substantial business in Georgia as directors of Landacorp, have purposefully availed themselves of the privileges and protections of the State of Georgia and either knew, or could reasonably have anticipated being hailed into court in this State as a result of their actions.

                            CLASS ACTION ALLEGATIONS

         23. Plaintiff brings Count I pursuant to O.C.G.A. Section 9-11-23, on behalf of himself and all other public shareholders of Landacorp's common stock, who are being and will be harmed by Defendants' actions described herein (the "Class"). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant.

         24.      This action is properly maintainable as a class action.

         25. The shareholders on whose behalf this action is brought are so numerous that joinder of them all is impracticable. There are millions of shares of Landacorp stock outstanding. The shares trade on NASDAQ.

         26. Questions of law and fact are common to the Class and predominate over questions affecting individual Class members, They include:

         (a) whether Defendants have engaged in or aided and abetted the mismanagement, abuse of control and self-dealing or enriched and benefitted themselves at the expense of Landacorp's public stockholders;

         (b) whether the Individual Defendants have breached and are continuing to breach their fiduciary duties to the Class;

         (c)      whether Defendants have violated their duties of candor; and

         (d) whether Plaintiff and other Class members would be irreparably damaged were the provisions and conduct detailed herein allowed to persist.

         27. Plaintiff's claims are typical of the claims of the Class because all members of the Class have been and will be similarly harmed by Defendants' actions.

         28. Plaintiff has retained counsel experienced in litigation of this nature. Plaintiff has no interest that is adverse to the interests of the Class. Plaintiff is an adequate representative of the Class and anticipates no difficulty in the management of this case as a class action.

         29. A class action is superior to any other method available for the fair and efficient adjudication of this controversy. Class-wide remedies will assure uniform standards of conduct for Defendants and avoid the risk of inconsistent judgments.

                             SUBSTANTIVE ALLEGATIONS

         30. On March 1, 2004, Landacorp announced that it had entered into a Definitive Agreement and Plan of Merger (the "Merger Agreement") with a wholly-owned subsidiary of SHPS Holdings, Inc. ("SPHS"), pursuant to which Landacorp shareholders will receive $3.09 per share in cash for their shares (the "Buyout").

         31. The Buyout, which was unanimously approved by the Individual Defendants, represents a SUBSTANTIAL DISCOUNT for the shareholders compared to the recent trading price of the Company's stock. The following Table is illustrative:

  DATE         SHARE PRICE
--------       -----------
02.19.04          $3.11
02.18.04          $3.14
02.17.04          $3.40
02.12.04          $3.70
01.23.04          $3.65

         32. Accordingly, the Buyout is objectively unfair, from a financial point of view, to the Landacorp shareholders. Indeed, there is no legitimate reason why the Landacorp shareholders should be forced to accept such an unfair and inadequate offer.

         33. Any transaction to acquire Landacorp at the price being considered does not represent the true value of the Company and is unconscionable, unfair and grossly inadequate and constitutes unfair dealing.

         34. First, the cash consideration of $3.09 per Landacorp share represents a substantial discount, and no premium, to Landacorp's unaffected market price.

         35. Second, the Company has been consistently improving over the past few years. Specifically, on November 3, 2003, Landacorp issued a press release to announce its Third Quarter 2003 financial results. The press release stated, inter alia, the following:

                  Total revenues for the third quarter of 2003 increased 19% to $7.0 million from revenues of $5.9 million in the corresponding period of 2002. The Company reported net income for the quarter of $0.9 million, or $0.06 per share (basic) and $0.05 per share (diluted), compared to a net loss of $1.1 million, or $0.07 per share (basic and diluted) for the corresponding period of 2002.

                                    * * * * *

                  Total revenues for the nine months ended September 30, 2003 increased 25% to $20.0 million from revenues of $15.9 million in the corresponding period of 2002. The Company reported net income for the nine months ended September 30, 2003 of $2.5 million, or $0.16 per share (basic) and $0.15 per share (diluted), compared to a net loss of $9.0 million, or $0.59 per share (basic and diluted) for the nine months ended September 30, 2002.

Because of such favorable results, Landacorp's stock price has increased throughout 2004.

         36. The Buyout is simply not in the best interest of Landacorp or its shareholders, Rather, the merger consideration provided for in the Merger Agreement is woefully inadequate, unfair, and clearly does not represent the true value of the Company.

         37. Not only have the Individual Defendants unanimously approved a transaction under which Landacorp shareholders would be bought out for grossly inadequate compensation, the Individual Defendants are undoubtedly engaging in self-dealing as a result of the substantial severance, change of control, and option payments they will receive upon consummation of the Buyout.

         38. More particularly, as a result of severance or settlement agreements entered into between certain defendants and Landacorp over the past few years, as well as the merger agreement itself, the Individual Defendants will receive substantial pay outs from the Company or SHPS upon consummation of the Buyout, making them totally interested participants in the Buyout. Accordingly, the Individual Defendants have clear and material conflicts of interest in the Buyout, and, in breach of their fiduciary duties, never appointed a special committee of independent directors to consider the Buyout or any other change of control alternative.

         39. As the largest shareholders of Landacorp common stock, the Individual Defendants dominate, control, and/or have the power to influence the Board of Landacorp as well as the Company's proxy machinery. They are acting to better its own interests at the expense of Landacorp's public shareholders.

         40. In addition, the Individual Defendants, who control over 50% of the voting power of Landacorp, have, upon information and belief, agreed to vote all of their shares in favor of the Buyout, effectively squeezing out the minority public shareholders without any say on the matter.

         41. The Individual Defendants have timed the Buyout to freeze out Landacorp's public shareholders in order to capture for themselves the Company's future potential without paying an adequate or fair price to the Company's public shareholders, and to place an artificial lid on the market price of Landacorp's stock so that the market would not reflect Landacorp's potential, thereby purporting to justify an unreasonably low price.

         42. The aforesaid transaction is also in furtherance of a fraudulent plan to take Landacorp private, which, if not enjoined, will result in the improper elimination of the public stockholders of Landacorp in a transaction that is inherently unfair to them and that is the product of the Defendants' conflict of interest, as described herein. More particularly, the transaction is in violation of the Individual Defendants' fiduciary duties and has been timed and structured unfairly in that;

         (a) The Buyout is designed and intended to eliminate members of the Class as stockholders of the Company from continued equity participation in the Company at a price per share which and the Individual Defendants know or should know is grossly unfair and inadequate;

         (b) The Individual Defendants, by virtue of, among other things, their voting and ownership power, control and dominate the Board of Directors of Landacorp;

         (c) The Individual Defendants have unique knowledge of the Company and have access to information denied or unavailable to the class. Without all material information, Class members are unable to determine whether the price offered in the transaction is fair; and

         (d) The Individual Defendants have violated their duty of fair dealing by manipulating the timing of the transaction to benefit themselves and SHPS at the expense of Plaintiff and the Class.

         43. The Individual Defendants are engaging in self-dealing and not acting in good faith toward Plaintiff and the other members of the Class. By reason of the foregoing, Defendants have breached and are breaching their fiduciary duties to the members of the Class.

         44. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class and will consummate the Offer to the irreparable harm of Plaintiff and the Class.

                                     COUNT I

                ON BEHALF OF PLAINTIFF AND THE CLASS AGAINST ALL
               INDIVIDUAL DEFENDANTS FOR BREACH OF FIDUCIARY DUTY

         45. Plaintiff repeats and realleges each allegation as though fully set forth herein.

         46. Defendants have violated fiduciary duties of care, loyalty, candor and independence owed to the public shareholders of Landacorp, have engaged in unlawful self-dealing, and have acted to put their personal interests and/or the interests of SHPS ahead of the interests of Landacorp shareholders.

         47. By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as part of a common plan, are attempting to unfairly deprive plaintiff and other members of the Class of the true value of their investment in Landacorp. Specifically, defendants have approved Landacorp's acquisition for consideration that is grossly inadequate and not in the best interests of Landacorp shareholders.

         48. The Individual Defendants have violated their fiduciary duties by entering into a transaction with SHPS without regard to the fairness of the transaction to Landacorp shareholders.

         49. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Landacorp because, among other reasons, they failed to take steps to maximize the value of Landacorp to its public shareholders and they took steps to avoid competitive bidding, to cap the price of Landacorp's stock and to give the Individual Defendants an unfair advantage, by, among other things, failing to solicit other potential acquirors or alternative transactions.

         50. By reason of the foregoing acts, practices and course of conduct, defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other members of the Class.

         51. As a result of the actions of defendants, plaintiff and the Class have been and will be irreparably damaged in that they have not and will not receive their fair portion of the value of Landacorp's assets and businesses and have been and will be prevented from obtaining a fair price for their shares.

         52. Unless enjoined by this Court, defendants will continue to breach and/or aid and abet the other defendants' breaches of their fiduciary duties owed to plaintiff and the Class, and may consummate the proposed sale of Landacorp to SHPS which will exclude the Class from its fair share of Landacorp's valuable assets and businesses, and/or benefit defendants in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

         53. By the course of conduct alleged herein, the Individual Defendants, individually and as part of a common plan and scheme or in breach of their fiduciary duties to plaintiff and the other members of the Class, have implemented and are abiding by a process that will deprive plaintiff and other members of the Class of the rights and interests that they possess as a result of their ownership of Landacorp stock.

         54. Landacorp shareholders will, if defendants' actions are allowed to stand, be deprived of their rights as Landacorp shareholders. Instead, these benefits are being and will be diverted from Landacorp to SHPS without a full, and candid disclosure to plaintiff and the Class concerning Landacorp's prospects.

         55. By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations owed to plaintiff and the other Landacorp public stockholders and/or have acted in a manner adverse to the interests of Landacorp and its shareholders in order to advance their own interests.

         56. In light of the foregoing, plaintiff demands that the Individual Defendants, as their fiduciary obligations require, rescind the Merger Agreement designed to favor SHPS and the Individual Defendants and implement an active auction or open bidding process in order to maximize shareholder value.

         57. Defendants have failed to act in good faith toward plaintiff and other Class members, and have breached and are continuing to breach their fiduciary duties to plaintiff and Class members.

         58. Because of defendants' unlawful actions, plaintiff and other Class members will be irreparably harmed in that they will continue to be precluded from exercising the rights they possess and benefits they are entitled to as Landacorp shareholders. Unless defendants' actions are enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and Class members, and will refuse to engage in arm's-length negotiations, all to the irreparable harm of Class members.

         59. Plaintiff and the Class have no adequate remedy at law. Only by this Court's exercise of its equitable powers can plaintiff be fully protected from the immediate and irreparable injury inflicted by defendants' actions.

                                PRAYER FOR RELIEF

         WHEREFORE, plaintiff, on behalf of himself and the class, demands judgment and preliminary and permanent relief, including injunctive relief against defendants as follows;

         A. Declaring and decreeing that any merger agreement entered into in breach of the fiduciary duties of the Individual Defendants is unlawful and unenforceable;

         B. Declaring that this action is properly maintained as a class action;

         C. Enjoining defendants from proceeding with a merger agreement with SHPS to the extent it includes protections or payoffs to defendants;

         D. Enjoining defendants from consummating a merger agreement with SHPS unless and until the Individual Defendants adopt and implement a procedure or process, such as an auction, to obtain the highest possible price for the Company;

         E. Directing all defendants to account for all damages, including punitive damages, caused by them and all profits and special benefits and unjust enrichment they have obtained as a result of their unlawful conduct and imposing a constructive trust thereon;

         F. Awarding costs and disbursements of this action, including reasonable attorneys', accountants' and experts' fees; and

         G. Awarding such other and further relief as this Court may deem just and proper, including any extraordinary equitable and/or injunctive relief as permitted by law or equity to attach.

                                   JURY DEMAND

         Plaintiff demands a trial by jury.

DATED: March 3, 2004                     HOLZER HOLZER & CANNON, LLC

                                         /s/ COREY D. HOLZER
                                         -------------------
                                         By: Corey D. Holzer
                                         Georgia Bar Number: 364698
                                         Christi A. Cannon
                                         Georgia Bar Number: 107869
                                         Michael I. Fistel, Jr.
                                         Georgia Bar Number: 262062
                                         1117 Perimeter Center West, Suite E-107
                                         Atlanta, GA 30338
                                         Tel: (770) 392-0090
                                         Fax: (770) 392-0029

                                         Jonathan M. Stein
                                         Stuart A. Davidson
                                         CAULEY GELLER BOWMAN & RUDMAN, LLP
                                         197 South Federal Highway, Suite 200
                                         Boca Raton, FL 33432
                                         (561) 750-3000

                                         Attorneys for Plaintiff

                                  VERIFICATION

         I, COREY D. HOLZER, hereby declare as follows:

         I am counsel for Plaintiff in the above-entitled action. Plaintiff in the above-entitled action is, and was at all relevant times hereto, a shareholder of Landacorp, Inc. Plaintiff, by and through his counsel, has performed an extensive investigation that included, among other things, a review of relevant filings with the SEC and public disclosures of information, including through national business wires. As such, I am informed and believe that the matters stated in the Complaint are true, and on that ground, I allege that the matters stated therein are true.

         Executed this 3rd day of March, 2004, in Atlanta, Georgia.

                                 /s/ COREY D. HOLZER
                                 --------------------
                                 Corey D. Holzer

Sworn to and subscribed to before
me this 3rd day of March, 2004.

/s/ KEMBERLY H. WILHELM
-----------------------
Notary Public
My Commission Expires:

NOTARY PUBLIC, FULTON COUNTY, GEORGIA
MY COMMISSION EXPIRES APRIL 28, 2007